To

Petróleo Brasileiro S.A.- Petrobras

We are aware that our report dated November 12, 2015 on our review of interim financial information of Petróleo Brasileiro S.A. - Petrobras, for the three and nine month periods ended September 30, 2015 and 2014 and included in the Company's quarterly report on Form 6-K for the quarter ended September 30, 2015 is incorporated by reference in the Registration Statement on Form F-3 (No. 333-206660) of the Company, dated August 28, 2015.

/s/

PricewaterhouseCoopers

Auditores Independentes

Rio de Janeiro - Brazil

November 12, 2015